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                                                                      Exhibit 21


                      Mitchell Energy & Development Corp.
                                  SUBSIDIARIES


    Listings of the Company's major subsidiaries and partnership interests at December 31, 2000 follow. These entities, along with others which in the aggregate are not significant, are included in the financial statements appearing in the Company's Annual Report to Stockholders. Parent/subsidiary relationships are indicated by indentions. Except where otherwise indicated, each subsidiary is incorporated in Delaware and is 100% owned by its parent.

    CONSOLIDATED SUBSIDIARIES
    MND Energy Corporation
     Mitchell Exploration and Production Inc.
      Mitchell Energy Operating, Inc. (MEOI)
      MND Exploration & Production, Inc. (MND E&P)
       Mitchell Energy Company L.P. (99% owned by MND E&P and 1% owned by MEOI) Mitchell Gas Corporation
      Acacia Natural Gas Corporation
      Mitchell Gas Operating, Inc. (MGOI)
      Mitchell Louisiana Gas Services, Inc. (MLGS)
      MND Gas Services, L.L.C.
       Mitchell Gas Services L.P. (MGSLP) (99% owned by
        MND Gas Service, L.L.C. and 1% owned by MGOI)
      Southwestern Gas Pipeline, Inc.

MND Service, Inc.

Mitchell Resorts, Inc.

The Woodlands Venture Capital Company

PARTNERSHIP INTERESTS (accounted for on equity basis)
Belvieu Environmental Fuels (33.33% owned by MGSLP)
Gulf Coast Fractionators (38.75% owned by MGSLP)
Louisiana Chalk Gathering System (50% owned by MLGS)